Exhibit 99.1

NEWS RELEASE

Company contact: Anthony Trunzo FLIR Systems, Inc. (503) 498-3547 www.flir.com

FLIR Systems Announces Preliminary Third Quarter

2005 Earnings and Revenue Expectations

Company Revises full Year Guidance

PORTLAND, Ore. – October 10, 2005 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced it expects revenue for the quarter ended September 30, 2005 to be approximately $112 million, and net earnings per fully diluted share for the quarter to be in the range of $0.21 to $0.23. Backlog at September 30, 2005 is expected to be approximately $200 million to $205 million, an increase of $30 million to $35 million compared with the backlog at June 30, 2005. The company will announce full third quarter financial results on October 19, 2005.

Full Year Earnings and Revenue Guidance

The Company also revised its full year 2005 financial outlook. Management currently expects revenue for the full year 2005 to be in the range of $510 million to $520 million, and net earnings per fully diluted share to be in the range of $1.12 to $1.17. The Company had previously announced its expectations that revenue would be in the range of $545 million to $555 million and net earnings per fully diluted share would be in the range of $1.17 to $1.22.

Commenting on the third quarter results and the outlook for the year, Earl Lewis, Chairman President and CEO of FLIR, stated “third quarter revenue was disappointing, due largely to lower than expected book and ship business in our Imaging division, and lower than expected European revenue in our Thermography division. Our Imaging division experienced very good bookings in the quarter, resulting in a record level of backlog. While this strong order flow supports our positive long term outlook, we do not expect to recoup the third quarter revenue and earnings shortfall in the fourth quarter, and are thus reducing our revenue and EPS outlook for the year.”

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The Forward Looking Infrared Company

FLIR Systems, Inc.   •   27700A SW Parkway Ave   •   Wilsonville, OR 97070   •   USA

Telephone: +1(800) 322 3731   •   www.flir.com

FLIR Systems Announces Preliminary 2005 Outlook

October 10, 2005

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Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements regarding the Company’s expectations as to revenue and net earnings for the quarter ended September 30, 2005 and the year ending December 31, 2005 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, the ability of the Company to manufacture and ship products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of Thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

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The Forward Looking Infrared Company

FLIR Systems, Inc.   •   27700A SW Parkway Ave   •   Wilsonville, OR 97070   •   USA

Telephone: +1(800) 322 3731   •   www.flir.com